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                                                                 Exhibit 5.01

                                                              August 14, 2000

Macromedia, Inc.
600 Townsend Street
San Francisco, CA  94103

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about August 14, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,690,351 shares of your Common Stock (the "STOCK") subject to issuance upon the exercise of (a) options for up to 2,200,000 shares of Stock granted or to be granted under your 1992 Equity Incentive Plan (the "EQUITY PLAN"); (b) purchase rights for up to 350,000 shares of your Stock granted or to be granted under the Company's 1993 Employee Stock Purchase Plan, as amended (the "PURCHASE PLAN"); (c) options for 2,300,000 shares of Stock granted by you under the 1999 Stock Option Plan (the "STOCK OPTION PLAN");
(d) options for 835,000 shares of Stock outstanding that were granted outside of your option plans (the "NON-PLAN OPTIONS"); and (e) options for 5,351 shares of Stock subject to issuance by you upon the exercise of outstanding stock options of Middlesoft, Inc. ("MIDDLESOFT") under Middlesoft's 1999 Stock Option Plan (the "MIDDLESOFT PLAN") that have been assumed by you (the "ASSUMED OPTIONS"), pursuant to the Agreement and Plan of Reorganization dated as of July 6, 2000, as amended, among you, Middlesoft and Core Acquisition Corporation, your wholly-owned subsidiary (the "MERGER AGREEMENT").

    In rendering this opinion, we have examined the following:

    (1) the Equity Plan and the forms of Stock Option Grant, Exercise Agreement and related documents used by you in connection with such plan;

    (2) the Purchase Plan and the and related documents used by you in connection with such plan;

    (3) the Stock Option Plan and the forms of Stock Option Grant, Exercise Agreement and related documents used by you in connection with such plan;

    (4) the Middlesoft Plan and the related stock option agreements;

    (5) the stock option agreements governing the Non-Plan Options;

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    (6) the Registration Statement, together with the Exhibits filed as a part thereof;

    (7) the Prospectuses prepared in connection with the Registration
        Statement;

    (8) the Merger Agreement;

    (9) the minutes (including draft minutes) of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books in our possession;

    (10) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations;

    (11) your registration statement on Form 8-A (File Number 00022688) filed with the Commission on October 22, 1993, as amended on Form 8-A/A filed with the Commission on October 5, 1999; and

    (12) a verification letter from your transfer agent dated August 15, 2000 verifying the number of your issued and outstanding shares of capital stock and a list of option holders respecting your capital stock that was prepared by you and dated August 14, 2000.

    In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization and execution and delivery of all documents where due authorization and execution and delivery are prerequisites to the effectiveness thereof.

    As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; HOWEVER, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

    We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware



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    Based upon the foregoing, it is our opinion that the 5,690,351 shares of
Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the Equity Plan (b) stock options granted under the Stock Option Plan, the Assumed Plan or the Non-Plan Options and (c) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of shares in subject to the Registration Statement and is not to be relied upon for any other purpose.

                                                      Very truly yours,

                                                      /s/ FENWICK & WEST LLP